Exhibit 99.1

Enphase Energy Reports Financial Results for the Second Quarter of 2015
Megawatt shipments increased 48% year-over-year
PETALUMA, Calif., August 4, 2015—Enphase Energy, Inc. (NASDAQ:ENPH), a leading global energy technology company, today announced financial results for the second quarter ended June 30, 2015.
Second Quarter 2015 Financial Highlights

•	Revenue of $102.1 million, up 25 percent year-over-year

•	Shipped a record 195MW (AC) of microinverter systems, up 48 percent year-over-year

•	Non-GAAP gross margin of 32.7 percent

•	Non-GAAP operating income of $3.0 million

•	Non-GAAP net income of $2.8 million

•	Non-GAAP diluted earnings per share of $0.06
Enphase Energy reported total revenue for the second quarter of 2015 of $102.1 million, an increase of 25 percent, compared to $82.0 million in the second quarter of 2014. During the second quarter of 2015, Enphase sold a record 195MW (AC) or 859,000 microinverters, an increase in MW of 48 percent compared to the second quarter of 2014 and 21 percent compared to the first quarter of 2015.
GAAP gross margin for the second quarter of 2015 was 32.3 percent and non-GAAP gross margin was 32.7 percent, an increase of 10 basis points compared to the first quarter of 2015.
GAAP operating expenses for the second quarter of 2015 were $33.4 million and non-GAAP operating expenses were $30.3 million, a decrease of 1 percent compared to the first quarter of 2015.
GAAP operating loss for the second quarter of 2015 was $0.4 million compared to a loss of $2.5 million in the second quarter of 2014. Non-GAAP operating income for the second quarter of 2015 was $3.0 million compared to breakeven in the second quarter of 2014.
GAAP net loss for the second quarter of 2015 was $0.6 million, or $0.01 per share, compared to a GAAP net loss of $3.0 million, or a net loss of $0.07 per share in the second quarter of 2014. On a non-GAAP basis, net income was $2.8 million, or $0.06 per diluted share, compared to a non-GAAP net loss of $0.4 million, or a net loss of $0.01 per share in the second quarter of 2014.
“We delivered solid financial results for the second quarter of 2015,” said Paul Nahi, president and CEO of Enphase. “Demand for our solar energy systems was strong in our core U.S. residential markets, as well as in Europe and Australia, resulting in a new quarterly shipment record of 195MW. We continue to expand our customer base, including our recently announced partnership with Sunrun, and remain committed to developing the highest quality and most innovative solar energy system in the world.”
“I am pleased with our financial performance in the second quarter,” said Kris Sennesael, CFO of Enphase. “The combination of strong top line growth, solid gross margin and flat operating expenses drove significant improvement to our bottom line and profitability.”
Business Outlook
“We expect revenue for the third quarter of 2015 to be within a range of $100 million to $105 million,” stated Kris Sennesael. “We expect gross margin to be within a range of 30 percent to 32 percent. We also expect non-GAAP operating expenses for the third quarter of 2015 to be flat to up 3 percent, compared to the second quarter of 2015.”

Use of Non-GAAP Financial Measures

The Company has presented certain non-GAAP financial measures in this release. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Enphase believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its second quarter 2015 results and third quarter 2015 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). Open to the public, investors may access the call by dialing 877-644-1284; participant passcode 85143863. A live webcast of the conference call, together with accompanying presentation slides, will also be accessible from the “Investor Relations” section of the Company's website at investor.enphase.com. Following the webcast, an archived version will be available on the website for 30 days. In addition, an audio replay of the conference call will be available by calling 855-859-2056; participant pass code 85143863 beginning approximately one hour after the call.
Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements related to Enphase Energy's financial performance, market demands for its microinverters, advantages of its technology, market trends, future products, and future financial performance. These forward-looking statements are based on the Company's current expectations and inherently involve significant risks and uncertainties. Enphase Energy's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to: the future demands for solar energy solutions; the reduction, elimination or expiration of government subsidies and economic incentives for on-grid solar electricity applications; the Company's ability to achieve broader market acceptance of its microinverter systems and to develop new and enhanced products in response to customer demands and rapid market and technological changes in the solar industry; the success of competing solar solutions that are or become available; the Company's ability to effectively manage the growth of its organization and expansion into new markets and to maintain or achieve anticipated product quality, product performance and cost metrics; competition and other factors that may cause potential future price reductions for its products; the Company's ability to optimally match production with demand and dependence on a limited number of outside contract manufacturers and lack of supply contracts with these manufacturers; general economic conditions in domestic and international markets and other risks included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, which is on file with the SEC and available on the SEC's website at www.sec.gov. Additional information will also be set forth in those sections in Enphase Energy's Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, which will be filed with the SEC in the third quarter of 2015. All information set forth in this press release and its attachments is as of August 4, 2015. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.
A copy of this press release can be found on the investor relations page of Enphase Energy's website at investor.enphase.com.

About Enphase Energy, Inc.

Enphase Energy delivers energy management technology for the solar industry that increases energy production, simplifies design and installation, improves system uptime and reliability, reduces fire safety risk and provides a platform for intelligent energy management. Its semiconductor-based microinverter system converts energy at the individual solar module level and brings a system-based high-technology approach to solar energy generation, storage, control and management. For more information, visit www.enphase.com
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Contact
Christina Carrabino
Enphase Energy
Investor Relations
pr@enphaseenergy.com
+1-707-763-4784 x7294

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net revenues	$102,093	$82,004	$188,746	$139,584
Cost of revenues	69,066	55,172	127,695	94,097
Gross profit	33,027	26,832	61,051	45,487
Operating expenses:
Research and development	12,786	11,148	26,216	20,234
Sales and marketing	12,508	10,493	24,445	19,321
General and administrative	8,102	7,679	16,307	14,205
Total operating expenses	33,396	29,320	66,968	53,760
Loss from operations	(369)	(2,488)	(5,917)	(8,273)
Other income (expense), net:
Interest expense	(87)	(486)	(165)	(935)
Other income (expense)	79	58	(448)	165
Total other expense, net	(8)	(428)	(613)	(770)
Loss before income taxes	(377)	(2,916)	(6,530)	(9,043)
Provision for income taxes	(226)	(115)	(393)	(224)
Net loss	$(603)	$(3,031)	$(6,923)	$(9,267)
Net loss per share, basic and diluted	$(0.01)	$(0.07)	$(0.16)	$(0.22)
Shares used in computing net loss per share, basic and diluted	44,319	42,648	44,136	42,428

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$31,887	$42,032
Accounts receivable, net	67,315	45,119
Inventory	34,054	21,590
Prepaid expenses and other assets	8,076	6,155
Total current assets	141,332	114,896
Property and equipment, net	31,633	30,824
Goodwill	3,745	3,745
Intangibles, net	1,596	1,811
Other assets	2,992	916
Total assets	$181,298	$152,192
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,467	$22,316
Accrued liabilities	28,278	33,643
Deferred revenues	3,943	2,747
Borrowings under revolving credit facility	17,000	—
Total current liabilities	83,688	58,706
Long-term liabilities:
Deferred revenues, noncurrent	20,465	16,612
Warranty obligations, noncurrent	26,512	26,333
Other liabilities	1,885	3,589
Total liabilities	132,550	105,240
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	—	—
Additional paid-in capital	217,062	208,022
Accumulated deficit	(167,914)	(160,991)
Accumulated other comprehensive loss	(400)	(79)
Total stockholders’ equity	48,748	46,952
Total liabilities and stockholders’ equity	$181,298	$152,192

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(6,923)	$(9,267)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,054	3,902
Provision for doubtful accounts	99	711
Net loss on disposal of assets	275	28
Non-cash interest expense	80	191
Stock-based compensation	6,296	4,507
Revaluation of contingent consideration liability	(900)	—
Changes in operating assets and liabilities:
Accounts receivable	(22,295)	(15,164)
Inventory	(12,464)	856
Prepaid expenses and other assets	(4,077)	(2,272)
Accounts payable, accrued and other liabilities	6,535	19,119
Deferred revenues	5,049	1,523
Net cash (used in) provided by operating activities	(23,271)	4,134
Cash flows from investing activities:
Purchases of property and equipment	(6,260)	(4,333)
Net cash used in investing activities	(6,260)	(4,333)
Cash flows from financing activities:
Borrowings under revolving credit facility	17,000	—
Repayments of term loans	—	(2,177)
Proceeds from issuance of common stock under employee stock plans	2,744	1,701
Net cash provided by (used in) financing activities	19,744	(476)
Effect of exchange rate changes on cash	(358)	106
Net decrease in cash and cash equivalents	(10,145)	(569)
Cash and cash equivalents—Beginning of period	42,032	38,190
Cash and cash equivalents—End of period	$31,887	$37,621

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Gross profit (GAAP)	$33,027	$26,832	$61,051	$45,487
Stock-based compensation	318	194	582	343
Gross profit (Non-GAAP)	$33,345	$27,026	$61,633	$45,830

Gross margin (GAAP)	32.3%	32.7%	32.3%	32.6%
Stock-based compensation	0.4%	0.3%	0.4%	0.2%
Gross margin (Non-GAAP)	32.7%	33.0%	32.7%	32.8%

Operating expenses (GAAP)	$33,396	$29,320	$66,968	$53,760
Stock-based compensation(1)	(2,989)	(2,300)	(5,714)	(4,164)
Amortization of acquisition-related intangibles	(90)	—	(90)	—
Revaluation of contingent consideration liability	1,004	—	900	—
Severance costs	(1,008)	—	(1,008)	—
Operating expenses (Non-GAAP)	$30,313	$27,020	$61,056	$49,596

(1) Includes stock-based compensation as follows:
Research and development	$1,158	$778	$2,238	$1,391
Sales and marketing	942	649	1,707	1,181
General and administrative	889	873	1,769	1,592
Total	$2,989	$2,300	$5,714	$4,164

Income (loss) from operations (GAAP)	$(369)	$(2,488)	$(5,917)	$(8,273)
Stock-based compensation	3,307	2,494	6,296	4,507
Amortization of acquisition-related intangibles	90	—	90	—
Revaluation of contingent consideration liability	(1,004)	—	(900)	—
Severance costs	1,008	—	1,008	—
Income (loss) from operations (Non-GAAP)	$3,032	$6	$577	$(3,766)

Net income (loss) (GAAP)	$(603)	$(3,031)	$(6,923)	$(9,267)
Stock-based compensation	3,307	2,494	6,296	4,507
Amortization of acquisition-related intangibles	90	—	90	—
Revaluation of contingent consideration liability	(1,004)	—	(900)	—
Severance costs	1,008	—	1,008	—
Non-cash interest expense	41	89	80	191
Net income (loss) (Non-GAAP)	$2,839	$(448)	$(349)	$(4,569)

Net income (loss) per share, diluted (GAAP)	$(0.01)	$(0.07)	$(0.16)	$(0.22)
Stock-based compensation	0.07	0.06	0.15	0.11
Amortization of acquisition-related intangibles	—	—	—	—
Revaluation of contingent consideration liability	(0.02)	—	(0.02)	—
Severance costs	0.02	—	0.02	—
Non-cash interest expense	—	—	—	—
Net income (loss) per share, diluted (Non-GAAP)	$0.06	$(0.01)	$(0.01)	$(0.11)

Shares used in per share calculation, diluted (Non-GAAP)	49,102	42,648	44,136	42,428

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